For Immediate Release
Date: October 20, 2005

Contact:	Ellie King, Assistant Secretary
630 Godwin Avenue
Midland Park, NJ 07432
201 - 444-7100
2 pages total

PRESS RELEASE

Stewardship Financial Corporation Announces
Record Quarterly Earnings for the Third Quarter, 2005

Midland Park, NJ - October 20, 2005 - Stewardship Financial Corporation (OTC:SSFN.OB), parent of Atlantic Stewardship Bank, announced today net income for the nine (9) months ended September 30, 2005, of $3.3 million, or $0.69 basic earnings per share, an increase of 17.2% and 15.0% in net income and basic earnings per share respectively, as compared to net income of $2.8 million, or $0.60 per share, for the same nine (9) month period in 2004. Diluted earnings per share were $0.69 for the nine (9) months ended September 30, 2005, an increase of 16.9% over the diluted earnings per share of $0.59 for the nine (9) months ended September 30, 2004.

For the three (3) months ended September 30, 2005, Stewardship Financial Corporation reported net income of $1.2 million or $0.24 basic and diluted earnings per share, increases of 14.3%, as compared to net income of

$1.0 million, or $0.21 basic and diluted earnings per share, for the same three (3) month period in 2004.

Earnings per share data has been restated to reflect a 5% stock dividend payable November 15, 2005, a 4 for 3 stock split issued July 1, 2005 and a 5% stock dividend paid November 15, 2004.

President and CEO, Paul Van Ostenbridge, stated, “The bank shows strong balance sheet growth and strong core earnings despite pressure on yields caused by the flattening yield curve. The bank continues to increase its loan balances and has been successful in increasing deposits with new product offerings. We look forward to the relocation of our Waldwick branch and the opening of our new branch in Montville and continuing to enhance services to our customers.”

Stewardship Financial Corporation’s total assets reached $473.6 million at September 30, 2005, compared to $398.8 million at September 30, 2004, resulting in growth of 18.7%. Total deposits were $409.6 million at September 30, 2005, compared to $340.7 million a year ago, resulting in growth of 20.2%. Total loans, net of deferred loan fees, increased 17.7% to $325.6 million at September 30, 2005. Total stockholders’ equity increased 12.7% to $33.3 million at September 30, 2005, compared to $29.6 million a year ago.

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Pequannock, Ridgewood, Waldwick, and Wayne (3), New Jersey. Its Waldwick branch is scheduled to relocate to 64 Franklin Turnpike in November. The Bank’s tenth branch is expected to open in Montville, NJ later this year. The Atlantic Stewardship Bank offers professional services for both business and personal needs, and is known for tithing ten percent of its pretax profits to Christian and local civic nonprofit organizations. Please call us at 201-444-7100 or 973-904-1122 (Wayne area) or visit our website at www.asbnow.com.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,

	2005	2004	2005	2004

Selected Operating Data:
Total interest income	$18,176	$15,643	$6,461	$5,308
Total interest expense	4,681	3,578	1,847	1,137

Net interest income before provision
for loan loss	13,495	12,065	4,614	4,171
Provision for loan loss	450	390	150	150

Net interest income after provision
for loan loss	13,045	11,675	4,464	4,021

(Losses) gains on sales of securities	-	(4)	-	-
Other noninterest income	2,399	2,032	854	674

	2,399	2,028	854	674

Noninterest expense	10,318	9,283	3,552	3,097

Income before income tax expense	5,126	4,420	1,766	1,598
Income tax expense	1,824	1,602	607	584

Net income	$3,302	$2,818	$1,159	$1,014

Basic earnings per share	$0.69	$0.60	$0.24	$0.21
Diluted earnings per share	$0.69	$0.59	$0.24	$0.21

	At September 30,
	2005	2004
Selected Financial Data:
Total assets	$473,593	$398,826
Total loans, net of deferred loan fees	325,557	276,523
Allowance for loan losses	3,714	3,155
Total deposits	409,598	340,694
Stockholders' equity	33,312	29,556

	At or for the nine month period ended At September 30,
	2005	2004
Selected Financial Ratios:
Annualized return on average assets (ROA)	1.00%	0.94%
Annualized return on average equity (ROE)	13.83%	13.43%
Tier 1 equity to total assets	8.51%	9.17%
Book value per share	$6.98	$6.28

All share data has been restated to include the effect of a 5% stock dividend paid in November, 2004, a 4 for 3 stock split issued July 1, 2005 and a 5% dividend payable November 15, 2005.